Exhibit 2.1

                      SECOND AMENDMENT AGREEMENT

This SECOND AMENDMENT AGREEMENT (this "Second Amendment Agreement") is made and entered into as of 30 October 1997 by and between F. Hoffmann-La Roche Ltd., Grenzacherstrasse 124, CH-4070 Basel, Switzerland ("Seller") on the one hand and ICN Puerto Rico, Inc. with registered offices at American International Plaza, Eighth Floor, 250 Munoz Rivera Avenue, San Juan, Puerto Rico, 00918 ("Buyer"), a wholly-owned subsidiary of ICN Pharmaceuticals, Inc., ICN Plaza, 3300 Hyland Avenue, Costa Mesa, CA 92626 ("ICN") and ICN acting either as a direct party to this Agreement with respect to certain matters or as a guarantor of performance by Buyer hereunder on the other hand.



WHEREAS Seller, Buyer and ICN have entered into an Asset Purchase
Agreement dated 20 June 1997 (the "Asset Purchase Agreement");

WHEREAS Seller, Buyer and ICN have entered into an Amendment Agreement to the Asset Purchase Agreement dated 7 August 1997 (the "Amendment Agreement");

WHEREAS on 30 October 1997 Affiliates of Seller and ICN have entered into asset purchase agreements for among other things the execution of the Option to purchase additional U.S. assets under Article 2.8 of the Asset Purchase Agreement (the "US Asset Purchase Agreements");

WHEREAS Seller, Buyer and ICN wish to further amend the Asset Purchase Agreement, as amended;



NOW THEREFORE, the parties hereto agree to further amend Art. 3.2.3 of the Agreement by adding the following new paras:



"It is restated and confirmed that any capital gains (as defined in the Asset Purchase Agreement) realised by Seller through the sale of shares of Common Stock or Preferred Stock shall belong to ICN, provided that the parties herewith agree that any sales proceeds above US$55 per share of Common Stock and common stock resulting from conversion of Preferred Stock shall belong to Seller, and provided that the portion belonging to ICN may be retained by Seller as collateral for payment of the purchase prices under the US Asset Purchase Agreements.

ICN herewith authorises, instructs and orders Seller, and Seller herewith undertakes, to pay, out of such realised capital gains to which ICN is entitled pursuant to the Agreements (as amended including by the preceding paragraph of the present Second Amendment Agreement) retained by Seller pursuant to the Amendment Agreement (which are not used or retained as collateral by Seller for other purposes pursuant to the Asset Purchase Agreement or the Amendment Agreement), on behalf of ICN, the purchase prices due by ICN to Affiliates of Seller under the US Asset Purchase Agreements at the closing of these US Asset Purchase Agreements. The parties hereto agree that the closing under the US Asset Purchase Agreements shall only take place, if and when Seller, Seller's Affiliates and ICN have agreed in writing on a mode of payment for the purchase prices under the US Asset Purchase Agreements in full, provided that ICN is at any time entitled to make up the shortfall by direct payment to the sellers under the US Asset Purchase Agreements."



The remainder of the Asset Purchase Agreement, as amended by the Amendment Agreement, shall remain in effect unchanged, including without limitation the clauses pertaining to the rights and obligations of Seller and ICN in connection with Public Debt Offering (as defined in the Asset Purchase Agreement), provided that the portion of such Public Debt Offering referenced in paragraph 3.2.11 of the Asset Purchase Agreement (as amended) may also be considered in defining the mode of payment for the purchase prices under the US Asset Purchase Agreements.



IN WITNESS WHEREOF, this Agreement has been signed by duly authorized representatives of each of the parties hereto as of the date first above written.



F. HOFFMANN-LA ROCHE LTD                ICN PUERTO RICO, INC.

By:______________________________       By:______________________________
Name:____________________________       Name:____________________________
Title:___________________________       Title:___________________________

                                        ICN PHARMACEUTICALS, INC.

                                        By:______________________________
                                        Name:____________________________
                                        Title:___________________________


GUARANTY

The undersigned hereby irrevocably and unconditionally guarantees the performance by ICN Puerto Rico, Inc. and its Affiliates of all their respective obligations under this Amendment and the ancillary documents entered pursuant thereto.

                                        ICN PHARMACEUTICALS, INC.

                                        By:______________________________
                                        Name:____________________________
                                        Title:___________________________